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                              Bingham McCutchen LLP
                               150 Federal Street
                           Boston, Massachusetts 01220

                                December 7, 2004

Nuveen Investment Trust
333 West Wacker Drive
Chicago, Illinois 60606

Chapman and Cutler
111 W. Monroe
Chicago, Illinois 60603

     Re: Nuveen Investment Trust

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to Nuveen Investment Trust (the "Trust") on behalf of its series Nuveen NWQ Small-Cap Value Fund, Nuveen NWQ Global Value Fund and Nuveen NWQ Value Opportunities Fund (collectively, the "Funds") in connection with the Trust's Post-Effective Amendment to be filed on or about December 7, 2004 (the "Amendment") to its Registration Statement on Form N-1A (as proposed to be amended, the "Registration Statement") with respect to the Funds' shares of beneficial interest, par value $.01 per share (the "Shares"). You have requested that we deliver this opinion to you in connection with the Trust's filing of such Amendment.

     In connection with the furnishing of this opinion, we have examined the following documents:

     (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the valid existence of the Trust;

     (b) copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and all amendments thereto on file in the office of the Secretary of State (the "Declaration");

     (c) a copy of the By-laws of the Trust as amended to the date hereof (the "By-laws");

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Nuveen Investment Trust
Chapman and Cutler
December 7, 2004
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     (d) a copy of the Trust's Amended Designation of Series dated as of October
7, 2004 and designating the Funds as series of the Trust, as filed with the Secretary of the Commonwealth of Massachusetts on October 21, 2004 (the "Designation");

     (e) a certificate executed by Jessica R. Droeger, Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation, By-laws, and certain votes of the Trustees of the Trust (the "Resolutions"); and

     (f) drafts received on December 6, 2004 of the Amendment.

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Amendment, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (f) above. We have also assumed that the Trust's Declaration, Designation, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     As to any opinion below relating to the due organization or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust's Declaration, Designation

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Nuveen Investment Trust
Chapman and Cutler
December 7, 2004
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or By-Laws refer to, incorporate or require compliance with the Investment
Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that:

     1. The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

     2. The Shares, when issued and sold in accordance with the Trust's Declaration, Designation and By-Laws and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

     We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement.

                                                      Very truly yours,

                                                      BINGHAM McCUTCHEN LLP